Exhibit 10.66

ELECTION/DEFERRAL AGREEMENT

This Election/Deferral Agreement is entered into this      day of February, 2005, and is between                      (hereinafter referred to as “        ”) and FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY, Worcester, Massachusetts (hereinafter referred to as the “Company”). This Agreement is entered into before              has any right, title or interest in a certain incentive compensation award due pursuant to the terms of the Company’s 2004 Short Term Incentive Compensation Program (the “2004 IC Payment”) which is the subject matter of this Election/Deferral Agreement.

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Election to Forego. hereby elects to forego the receipt of $ of his 2004 IC Payment (the “$ 2004 IC Payment”) and to have said payment covered by the terms and conditions of this Election/Deferral Agreement. The $ 2004 IC Payment will be reduced by any applicable FICA and/or Medicare tax due (the “Net $ 2004 IC Payment”).

2.	Restricted Share Units. The Net 2004 IC Payment shall be exchanged for Restricted Share Units. A Restricted Share Unit is equivalent to one (1) share of Allmerica Financial Corporation stock (a “Restricted Share Unit”). The number of Restricted Share Units that shall receive shall be determined by using the closing price of Allmerica Financial Corporation stock on February 25, 2005. The terms and conditions of the Restricted Share Units shall be determined pursuant to the terms of a Restricted Share Unit Agreement between and the Company dated the day of February, 2005.

3.	Lapse of Restricted Share Units. In the event the Restricted Share Units lapse and are returned to the Company for no consideration, shall be entitled to receive back the Net 2004 IC Payment. The payment of this amount, plus interest, shall be returned to as soon as possible after the lapse of the Restricted Share Units. The interest rate to be applied to the Net 2004 IC Payment, solely for purposes of payment under this section, shall be the so-called annual GATT Rate. The annual GATT Rate is set by the Internal Revenue Service in December of each year for the following year. The GATT Rate for 2005 is 4.89%.

4.	Vesting of Restricted Share Units. Once the Restricted Share Units have been held by for a period of three (3) years and vest, all as pursuant to the terms of the Restricted Share Unit Agreement, shall have no rights or interest under this Election/Deferral Agreement to the Net 2004 IC Payment or any interest thereon.

5.	Non-Assignable. It is agreed that neither nor any other payee hereunder shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and non-transferrable, and in the event of any attempted assignment or transfer, the Company shall have no liability for failure to recognize any such assignment.

6.	Successors and Assigns. This Agreement shall be binding upon the parties hereto, their beneficiaries, heirs, executors, administrators or successors.

7.	Counterparts. This Agreement shall be executed in duplicate counterparts, and each copy shall serve as an original for all purposes, but both counterpart copies shall constitute one and the same agreement.

8.	Headings. All headings set forth in this Agreement are intended for convenience only, and shall not control or affect the meaning, constructions, or effect of this Agreement or of any of the provisions hereof.

9.	General Creditor. It is understood and agreed that any sums hereunder are and shall be owned by the Company and not by _____ or by any other payee who shall be entitled to any payments under this Agreement. The Net _____ 2004 IC Payment and any interest thereon shall belong to the Company as part of its funds and for its own use and benefit. A trust is not created by this Agreement, nor shall a constructive trust be imposed. All payments payable under this Agreement to _____ or to any other payee shall be made by the Company, and both _____ and any other payee always shall be general, unsecured creditors of the Company. All references in this Agreement to the Net _____ 2004 IC Payment are made herein solely as a means of measuring and determining the amount that the Company is to pay under this Election/Deferral Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

Attest:	FIRST ALLMERICA FINANCIAL LIFE
INSURANCE COMPANY

By:
Name:
Title:

Participant